EXHIBIT 99.1

PC MALL GOV ACQUIRES PRODUCTS BUSINESS FROM GMRI

Chantilly, Va.--(BUSINESS WIRE)--September 7, 2006- PC Mall Gov, Inc., a wholly owned subsidiary of PC Mall, Inc. (Nasdaq:MALL - News) announced today that it has acquired the products business from Government Micro Resources, Inc. (GMRI), a government reseller of high-technology products including Sun Microsystems, IBM, Saba, and Apple. The business, which was acquired through a wholly owned subsidiary for cash of $3.25 million, includes product business assets and contracts. PC Mall Gov has hired certain employees of GMRI who were associated with GMRI’s products business. Through the first eight months of 2006, GMRI’s records of its products business reflected approximately $43 million in sales.

“We are excited about our acquisition of GMRI’s products business. The acquisition expands our footprint in the government marketplace and further enhances the breadth of products we sell to include Sun,” said Alan Bechara, President of PC Mall Gov. “The acquisition complements PC Mall Gov’s existing business and should provide us with the opportunity to leverage PC Mall Gov's strengths across GMRI’s experienced sales organization. Exceptional service, broad product selection and high speed delivery of products at competitive prices have been hallmarks of PC Mall Gov. These strengths can now be added to GMRI’s solution focused value proposition.”

About PC Mall Gov

PC Mall Gov, Inc., headquartered in Chantilly, Virginia, is a rapid response supplier of technology solutions for government and educational institutions. PC Mall Gov offers 125,000 different products from companies such as Compaq, Microsoft, Apple, IBM and Hewlett-Packard. The company makes these products available to federal agencies, state and local governments and educational customers on a variety of contracts as well as through open market and procurement card purchases. PC Mall Gov, Inc. is a wholly owned subsidiary of PC Mall, Inc.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the statements regarding PC Mall Gov’s expectations, hopes or intentions regarding the future, including but not limited to statements regarding the company’s ability to leverage the Company’s strengths in exceptional service, broad product selection and high speed delivery of products at competitive prices. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. There can be no assurance that the company will receive any sales or any specified amount of sales or profits from the acquired assets. Among the factors that could cause actual results to differ materially are the following: the company may not be able to successfully integrate the operations related to the acquired assets into the company; the company may not be able retain the contracts that the company acquired in the future; the company be unable to retain necessary GMRI employees to successfully operate the products business; variations in government funding could cause sales under the acquired contracts to be less than expected; availability of third party suppliers at reasonable prices; continuation of vendor contracts including Sun; there can be no certainty that the government entities will consent to the assignment of the acquired contracts. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of PC Mall’s public reports filed with the Securities and Exchange Commission, including its Form 10-Q filed for the quarter ended June 30, 2006. All forward-looking statements in this document are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Contact:

PC Mall, Inc.

Frank Khulusi, Chairman, President and CEO

Ted Sanders, CFO

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

Source: PC Mall Gov, Inc.